Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference into SM Energy Company’s Registration Statement Nos. 333-134221, 333-151779, 333-165740, 333-170351, 333-194305, 333-212359, 333-219719, 333-226660, 333-257005, 333-288917, and 333-293103 on Form S-8 of our Firm’s name and our Firm’s audit of the estimates of the proved reserves, future production and discounted future net income of Civitas Resources, Inc. as of December 31, 2025, included in our report dated February 25, 2026.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPELS Firm Registration No. F-1580

Denver, Colorado

March 4, 2026